Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated December 11, 2020, relating to the balance sheet of Vickers Vantage Corp. I as of July 16, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from February 21, 2020 (inception) through July 16, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 11, 2020